EXHIBIT 2
                                                                   ---------

                                                             Conformed Copy


                           STOCK OPTION AGREEMENT
                           ----------------------


          STOCK OPTION AGREEMENT dated as of April 20, 1995 by and between

Crimson Acquisition Corp., an Alabama Corporation ("Newco"), and Bruno's,

Inc., an Alabama corporation (the "Company").

                                  RECITALS
                                  --------

          Concurrently herewith, Newco, a wholly owned subsidiary of BI

Associates L.P., a Delaware limited partnership ("Parent"), and the Company are entering into an Agreement and Plan of Merger of even date herewith

(the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Newco will be merged with and into the Company (the "Merger"),

whereby each share of common stock, par value $.01 per share, of the

Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into either (A) the right to retain, at the election of the holder thereof and subject to the terms of the Merger Agreement, common stock, par value $.01 per share, of the Company or (B) the right to receive cash, other than (i) shares of

Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Newco or any other subsidiary of

Parent and (ii) Dissenting Shares.

          As a condition to Newco's willingness to enter into the Merger

Agreement, Newco requires that the Company agree, and believing it to be in the best interests of the Company, the

Company has agreed, among other things, to grant to Newco the Option (as hereinafter defined).

                                 AGREEMENT
                                 ---------

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.   Option to Purchase Shares.
               -------------------------

          1.1  Grant of Option.  In consideration for the payment of $100
               ---------------

and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Newco (or its designee) an irrevocable option to purchase up to 15,541,570 newly issued shares of Company Common Stock (the "Shares"), on the terms and subject to the conditions set forth herein (the "Option").  At the time that the

Option is exercised, Newco shall be entitled to designate whether any or all of the Shares shall be newly issued Shares or, if the Company then holds shares of Company Common Stock in treasury, Shares of treasury stock of the Company.

          1.2  Exercise of Option.
               ------------------

          (a)  The Option may be exercised by Newco (or its designee), in whole or in part, at any time, or from time to time, during the period beginning on the date hereof and ending on the Expiration Date.  As used herein, the term "Expiration Date" means the first to occur of (i) the

Effective Time of the Merger and (ii) April 30, 1996.  In the event that the Option is exercised prior to the termination of the Merger Agreement,

the Company shall take such actions as may be reasonably necessary so that

Newco (or its designee) shall, subject to applicable law, be entitled at the stockholders meeting to vote on the Merger and the Merger

Agreement to vote the shares of Company Common Stock issued upon exercise of such Option (including, with respect to such stockholders meeting,

adjourning such meeting, resetting the record date of such meeting and/or resetting the date of such meeting).

          (b)  In the event Newco (or its designee) wishes to exercise the

Option, Newco shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying the number of Shares to be purchased, and the place, time and date of the closing of such purchase

(the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which a

Notice is delivered; provided, that the respective obligations of each
                     --------

party hereto to consummate the purchase of the Shares at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:  (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

Act") and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any governmental agency or authority or court which prohibits delivery of the

Shares, whether temporary, preliminary or permanent (provided, however,
                                                     --------  -------

that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed); and provided further,
                                                      -------- -------

that the
obligation of Newco to purchase the Shares at the Closing is further subject to the condition that such purchase would not  otherwise violate or cause the violation of the rules of the NASDAQ National Market System

("NASDAQ").  In the event the Closing is delayed as a result of the immediately preceding sentence, the Closing Date shall be within five business days following the cessation of such violation, potential violation, statute, rule, regulation, decree, order or injunction, as the case may be; provided that, notwithstanding any prior notice of intention
             --------

to exercise the Option, Newco shall not be obligated to purchase any Shares pursuant hereto after the date six months following the date of such

Notice.

          (c)  At any Closing, the Company shall deliver to Newco (or its designee) all of the Shares to be purchased by delivery of a certificate or certificates evidencing such Shares in the denominations designated by

Newco in the Notice.

          1.3  Payments.  (a)  In the event Newco exercises the Option,
               --------

Newco (or, at Newco's option, its designee) shall, at any Closing, deliver to the Company an amount in cash equal to $12.50 (the "Exercise Price")

multiplied by the number of Shares purchased pursuant to this Section 1,

which will be paid by wire transfer of same day funds to an account designated by the Company.

          (b)  In the event that a payment is actually made to KKR & Co.

pursuant to Section 8.02(b) of the Merger Agreement, the Exercise Price

shall be adjusted upward (retroactively if necessary and net of any taxes or brokerage fees paid or payable
in connection with the sale, tender or exchange of shares by Newco or its designee) to reflect (i) with respect to any Shares actually sold,

tendered, or exchanged in any third party transaction that triggered a payment pursuant to Section 8.02(b) of the Merger Agreement, the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to holders of Company Common Stock as a result of any such third party transaction and (ii) with respect to any

Shares sold, tendered or exchanged to another party or parties by Newco (or its designee) other than pursuant to such third party transaction, the price per share (subject to the calculation principles set forth in clause

(i) of the next succeeding sentence) actually paid to Newco (or its designee) by such other party or parties in consideration for such Shares

(the "Exercise Price Adjustment").  To the extent the "price per share"

referred to in the preceding sentence consists in whole or in part of non-

cash consideration, it shall be based on the trading market value thereof or if there is no trading market for such consideration, the fair market value as determined by an independent investment banker jointly selected by

Newco and the Company.  The Exercise Price Adjustment shall be payable with respect to shares actually sold, tendered or exchanged promptly following receipt of the consideration therefor (and, if necessary, the valuation thereof and the good faith estimation by Newco of any taxes which it expects to be payable), and Newco agrees promptly, but in no event later than two business days following such event, to notify the Company of the receipt of such consideration.

          1.4  Listing of Shares.  In the event Newco exercises the Option
               -----------------

herein granted and receives newly issued Shares in connection therewith,

the Company shall use its best efforts to take, or cause to be taken, all actions necessary to list the Shares on NASDAQ.

          2.   Representations and Warranties.
               ------------------------------

          2.1  Representations and Warranties of Newco. Newco hereby
               ---------------------------------------

represents and warrants to the Company as follows:

          (a)  Organization, Standing and Corporate Power.  Newco is a
               ------------------------------------------

     corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite corporate power and authority to carry on its business as now being conducted.

     Newco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Newco.

          (b)  Authority; Noncontravention.  Newco has all requisite
               ---------------------------

     corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Newco and the consummation by Newco of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of

     Newco.  This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination,

     cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, (i) the certificate of incorporation, or by-laws of Newco, (ii) any loan or credit agreement,

     note, bond, mortgage, indenture, lease or other agreement, instrument,

     permit, concession, franchise or license applicable to Newco or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts,

     breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Newco, (y) materially impair the ability of Newco to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this

     Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any

     Governmental Entity is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) filings under the HSR Act, if applicable, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (iii) such other consents,

     approvals, orders, authorizations, registrations, declarations,

     filings or notices as may be required under the "takeover" or "blue sky" laws of various states.

          (c)  Distribution.  Any Shares acquired by Newco (or any designee
               ------------

     of Newco) upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

          2.2  Representations and Warranties of the Company.  The Company
               ---------------------------------------------

hereby represents and warrants to Newco as follows:

          (a)  Organization, Standing and Corporate Power.  The Company is
               ------------------------------------------

     a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama
     and has the requisite corporate power and authority to carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed

     (individually or in the aggregate) would not have a material adverse effect on the Company.

          (b)  Option Shares.  Subject to Section 2.2(c), the Company has
               -------------

     taken all necessary corporate and other action to authorize, and to permit it to deliver, and at all times from the date hereof until such time as the obligation to deliver Shares hereunder terminates, will have reserved for delivery (in the case of Shares of treasury stock)

     or issuance (in the case of newly issued Shares), upon exercise of the

     Option, 15,541,570 shares of Company Common Stock.  All of such Shares are (in the case of Shares of treasury stock), or shall be (in the case of newly issued Shares), duly authorized, validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof and are approved for listing on NASDAQ (in the case of Shares of treasury stock).  Upon delivery of such Shares, such

     Shares shall be free and clear of all claims, Liens, encumbrances,

     security interests and charges of any nature whatsoever and shall not be subject to any preemptive right of any stockholder of the Company.

          (c)  Authority; Noncontravention.  The Company has the requisite
               ---------------------------

     corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

     The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this

     Agreement have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The execution and delivery of this

     Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both)

     under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under,

     or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the

     Articles of Incorporation, as amended, or By-laws, as amended, of the

     Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the

     Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree,

     statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets,

     other than, in the case of clauses (ii) and (iii), any such conflicts,

     breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the transactions contemplated by this

     Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any

     Governmental Entity, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) filings under the

     HSR Act, if applicable, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement.

          3.   Adjustment Upon Changes in Capitalization.  In the event of
               -----------------------------------------

any change in the number of issued and outstanding shares of Company Common

Stock by reason of any stock dividend, split-up, merger, recapitalization,

combination, exchange of
shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise diminishing Newco's rights hereunder (including any issuance of Company

Common Stock or other equity security of the Company at a price below the fair value thereof), the number and kind of Shares or other securities subject to the Option and the Exercise Price shall be appropriately adjusted so that Newco shall receive upon exercise (or, if such a change occurs between exercise and Closing, upon Closing) of the Option the number and kind of shares or other securities or property that Newco would have received in respect of the Shares that Newco is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event.  The rights of Newco under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of the Merger Agreement.

          4.   Registration of Shares Under the Securities Act.  (a)  If
               -----------------------------------------------

the Option is exercised and if Newco (or its designees) shall so request in writing, the Company shall use its best efforts to effect, from time to time, the registration under the Securities Act or any successor statute then in effect, and any applicable state law (a "Demand Registration"), of such number of Shares owned by Newco (or its designee) as Newco (or its designee) shall request and to keep such Demand Registration effective for a period of not less than 90 days, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Newco and which shall be satisfactory in form and substance to

Newco and its counsel, such Demand Registration is not required in order to lawfully sell and distribute such Shares in the manner contemplated by

Newco (or its designee).  The Company may delay the filing of a Demand

Registration required hereunder for a single period of up to 90 days if it believes in good faith that it would be disadvantageous to the Company for such Demand Registration to be effected at the time requested by Newco (or its designee).

          (b)  In lieu of effecting any Demand Registration for Newco (or its designee), the Company may use its best efforts to effect a "shelf"

registration statement on appropriate forms pursuant to Rule 415 under the

Securities Act (or any similar rule that may be adopted) with respect to such number of Shares owned by Newco (or its designee) as Newco (or its designee) shall request and to keep such registration continuously effective (a "Shelf Registration" and, together with any Demand

Registration, a "Registration").  If Newco (or its designee) desires to sell or otherwise transfer any Shares pursuant to the Shelf Registration,

Newco (or its designee) shall notify the Company of its intention to do so by written notice received by the Company at least two business days prior to such sale or transfer.  Newco (or its designee) may thereafter effect such sale or transfer within 15 days of the delivery of such notice unless at least one business day prior thereto the Company elects to delay such sale or transfer (for a single period of up to 90 days) as a result of a good faith determination that it would be disadvantageous to the

Company to prepare a Prospectus or any amendment to the Registration

Statement with respect to the Shelf Registration to permit such sale or transfer.

          (c)  The Company shall use its best efforts to cause Shares registered pursuant to a Registration to be designated for listing on the

NASDAQ National Market System or any national securities exchange on which the Company Common Stock is then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance.  The out-of-pocket expenses incurred by the Company and Newco (or its designee)

in connection with any requested Registration pursuant to this Section 4

(including the registration fee payable to the SEC in connection with such

Registration) shall be borne by the Company.  The Company shall have no obligation hereunder after four Registrations pursuant to this Section 4 have been effected.

          5.   Public Announcements.  The initial press release with
               --------------------

respect to the transactions contemplated hereby shall be mutually satisfactory to the parties and thereafter, except as may be required by applicable securities laws, court process or by obligations pursuant to any listing agreement with a securities exchange, no party shall issue any press release or make any public statements relating to the transactions contemplated hereby, including the exercise of the Option, without the consent of the Company on the one hand and Newco on the other, which consent will not be unreasonably withheld.

          6.   Best Efforts; Further Assurances.  (a)  From time to time,
               --------------------------------

at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including,

without limitation, to vest in Newco (or its designee) good title to any

Shares purchased hereunder.

          (b)  The Company and Newco shall, as promptly as practicable,

file notification and report forms under the HSR Act with the Federal Trade

Commission (the "FTC") and the Antitrust Division of the Department of

Justice (the "Antitrust Division") and make any other necessary filings with the applicable Governmental Entities related to the transactions contemplated by this Agreement and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the

Antitrust Division or such other Governmental Entities for additional information or documentation.  The Company shall, subject to the condition that the transactions contemplated herein actually occur, make any and all divestitures and undertakings required in order to comply with the antitrust requirements or laws of any governmental entity, including the

HSR Act, in connection with the transactions contemplated by this

Agreement; provided that no such divestiture or undertaking shall be made
           --------

unless acceptable to Newco.  The costs and expenses of obtaining and complying with the antitrust requirements of the FTC, the Antitrust

Division or any other Governmental Entity shall be paid by the Company.

          7.   Survival of Certain Provisions.  The respective
               ------------------------------

representations and warranties of the Company and Newco contained herein or in any certificates or other documents delivered at or prior to any Closing shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, shall survive the closing of the transactions contemplated hereby for one year, and the agreements contained herein shall survive the closing of the transactions contemplated hereby.  The Option shall survive any termination of the Merger Agreement.

          8.   Miscellaneous.
               -------------

          8.1   Entire Agreement; Assignment.  This Agreement
                ----------------------------

(i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Newco may assign its rights and obligations hereunder to Parent or any direct or indirect wholly owned subsidiary of

Parent, but no such assignment shall relieve Newco of its obligations hereunder if such assignee does not perform such obligations.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any successor in interest by merger, sale of all or substantially all of the assets or otherwise) and assigns.

          8.2   Amendments.  This Agreement may not be modified, amended,
                ----------

altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          8.3   Notices.  All notices, requests, claims, demands and other
                -------

communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Newco, to

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York  10019

               Attention:  Paul E. Raether

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017

               Attention:  David J. Sorkin, Esq.

          (b)  if to the Company, to

               Bruno's, Inc.
               800 Lakeshore Parkway
               Birmingham, Alabama 35211

               Attention:  Ronald G. Bruno

               with copies to:

               Sirote & Permutt
               2222 Arlington Avenue South
               Birmingham, Alabama  35205

               Attention:  Richard Cohn, Esq.

          8.4   Governing Law.  This Agreement shall be governed by and
                -------------

construed in accordance with the laws of the State of New



























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                                                                         18



York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          8.5   Enforcement.  The parties agree that irreparable damage
                -----------

would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          8.6   Counterparts.  This Agreement may be executed in two
                ------------

counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          8.7   Descriptive Headings.  The descriptive headings used herein
                --------------------

are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          8.8   Severability.  Whenever possible, each provision or portion
                ------------

of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.  Without limiting the generality of the foregoing, in the event that the number of Shares issuable upon exercise of the Option is held to be invalid, illegal or unenforceable for any reason (including as a result of the failure to obtain any required vote of stockholders to authorize such issuance), the number of Shares so issuable shall be reduced to that number which could validly and legally be issued.

          8.9   Definitions.  For purposes of this Agreement:
                -----------

          (a)  an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls,

     is controlled by, or is under common control with, such first person;

          (b)  "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange

     Act), including pursuant to any agreement, arrangement or

     understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such person would constitute a

     "group" as described in Section 13(d)(3) of the Exchange Act.

          (c)  "material adverse effect" means, when used in connection with the Company, any effect that either individually or in the aggregate with all other such effects
     is materially adverse to the business, assets, properties, condition

     (financial or otherwise), results of operations or prospects of the

     Company and its subsidiaries taken as a whole;

          (d)  "person" means an individual, corporation, partnership,

     joint venture, association, trust, unincorporated organization or other entity; and

          (e)  a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its

     Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          IN WITNESS WHEREOF, the Company and Newco have caused this

Agreement to be duly executed as of the day and year first above written.


                              BRUNO'S, INC.


                              By:  /s/  Ronald G. Bruno
                                   -------------------------------
                                   Name:  Ronald G. Bruno
                                   Title: Chairman CEO


                              CRIMSON ACQUISITION CORP.


                              By:  /s/  James H. Greene, Jr.
                                   ------------------------------
                                   Name:  James H. Greene, Jr.
                                   Title: President